Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-277062 and No. 333- 272106) pertaining to the 2022 Omnibus Equity Incentive Plan of ZyVersa Therapeutics, Inc. of our report dated March 31, 2023, (except for the effects of the reverse stock split discussed in Note 3, as to which the date is December 4, 2023) with respect to the consolidated financial statements of ZyVersa Therapeutics, Inc. for the year ended December 31, 2022 included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Orlando, Florida

March 25, 2024